GOOD TIMES RESTAURANTS INC.
                 1992 INCENTIVE STOCK OPTION PLAN
                       (as revised 3-31-94)



          1.   Purpose.  The purpose of this 1992 Incentive Stock
Option Plan (the "Plan") is to grant to employees of Good Times
Restaurants Inc., a Nevada corporation (the "Company"), options to purchase its stock so that they may have an increased incentive to promote the interests of the Company.
          2. Eligible Employees. Key employees of the Company who, in the opinion of the Board of Directors of the Company, are primarily responsible for the management, promotion and protection of the interests of the Company shall be eligible to be granted options under the Plan. A key employee shall not be ineligible because such person is also a director of the Company. One or more additional options may be granted to persons who at that time hold an option or options.
          3. Option Shares and Option Price. The aggregate number of shares of the common stock, $.001 par value ("Common
Stock"), of the Company with respect to which such options may be granted under the Plan shall be 750,000. The purchase price for each share of Common Stock purchased by exercise of an option granted under the Plan shall be at least 100% of the fair market value of such share at the time such option is granted, and shall not be exercisable after the expiration of ten years from the date such option is granted; provided, however, that any options granted to any eligible employee who is, at the time of grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation shall have a purchase price equal to at least 110% of the fair market value of the stock subject to the option and shall not be exercisable after the expiration of five years from the date such option is granted. In the event of any change in the Company's corporate structure through merger, consolidation, reorganization, recapitalization, stock dividend or other change, appropriate proportionate adjust-ment shall be made in the number and purchase price of the shares subject to options granted under the Plan. To the extent the aggregate fair market value (determined at the grant date) of the stock which is exercisable for the first time by an employee in any calendar year under any stock option granted to such employee under this Plan and any other incentive stock option plan of the Company, its parent or subsidiaries, exceeds $100,000, such options shall be treated as options which are not incentive stock options.
          4. Effective Date and Term of Plan. The Effective Date of the Plan is April 23, 1992, which is the date of adoption of the Plan by the Board of Directors (and which precedes the date of approval of the Plan by shareholders). Unless this Plan is sooner terminated, any option granted pursuant to this Plan shall be granted within ten years from the Effective Date.
          5. Exercise of Option. Any option granted under the Plan may be exercised in accordance with the specific terms and conditions relating thereto set forth in such option, consistent with the Plan, provided, however, that such option shall be exercisable at the rate of no less than 20% per year over a five year period beginning with the date on which such option is granted. Exercise shall be accompanied by delivery to the Company of written notice specifying the number of shares with respect to which such option is exercised and full payment of the purchase price for such shares. Options may be exercised only with respect to full shares. No fractional share of stock will be issued.
          6. Acceleration of the Option. Any option granted under the Plan shall become fully exercisable (i) immediately prior to the completion of the merger or sale of substantially all of the stock or assets of the Company in a transaction in which the Company is not the survivor (see paragraph 11), except for the merger of the Company into a wholly-owned subsidiary; or (ii) upon termination of the employee's employment because of his death or disability or for any other reason, except termination for cause by the Company or its subsidiaries or termination by the employee for any reason.
          7.   Expiration of Option.
               (a) Subject to specific provisions of each option agreement, each option granted under the Plan shall expire upon the earliest to occur of (i) five or ten years from the date such option is granted; or (ii) upon completion of the merger or sale of substantially all of the stock or assets of the Company with or to another company in a transaction in which the Company is not the survivor (see paragraph 11), except for the merger of the Company into a wholly-owned subsidiary, provided that the Company shall have given the employee at least 60 days' prior written notice of its intent to enter into such merger or sale; or (iii) three months immediately following the termination of the employment of the employee to whom such option is granted for any reason, except for termination for cause by the Company or termination because of such employee's death or disability.
               (b) If an employee to whom an option was granted under the Plan shall cease to be employed by the Company for any reason, except for termination for cause by the Company or termi-nation because of such employee's death or disability, such employee may, but only within the period of three months immedi-ately following such termination of employment and in no event after the expiration date of such option, exercise such option to the extent that he was entitled to exercise such option at the date of his termination of employment. If the employment of an employee to whom an option was granted by the Company is terminated for cause, all rights under any option of such employee shall expire immediately upon notice to the employee of such termination.
               (c) In the event of the death or disability of an employee while in the employ of the Company or within the three-month period referred to in subparagraph (a)(iii) above, the person to whom the option held by such employee at the time of his death is transferred by will or the laws of descent and distribution in the case of death (including the decedent's personal representa-tive), or the employee or his guardian in the case of disability of the employee, may, but only to the extent such employee was entitled to exercise such option immediately prior to his death or disability exercise such option at any time within a period of one year succeeding the date of death or disability of such employee, but in no event after the expiration date of such option.
               (d) The term "disability" as used herein shall be as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.
          8. Employment Obligation. In consideration for the granting of an option under the Plan, the employee to whom such option is granted shall agree to remain in the employment of the Company for a period and under terms and conditions determined and approved by the Board of Directors of the Company and such employee.
          9. Investment Intent. Each option granted under the Plan shall be granted only to an employee who agrees to purchase any shares acquired by his exercise of the option for investment purposes only and agrees not to resell any of such shares in any manner violating the Securities Act of 1933 or any applicable state statute.
          10. Transferability. Options granted under the Plan shall not be transferable other than by will or the laws of descent and distribution and may be exercised during the lifetime of the employee to whom such option is granted only by such employee.
          11. Administration of the Plan. The Plan shall be administered by the Board of Directors of the Company or a committee of two or more directors, as determined by the Board of Directors. The interpretation and construction of any provision of the Plan by the Board of Directors shall be final, unless otherwise determined by the Board of Directors. The term "survivor," however, as used in subsection (i) of paragraph 6 and subsection
(a) (ii) of paragraph 7 shall not apply to the Company in a reverse triangular merger where the Company has become a wholly owned subsidiary of another corporation. No member of the Board of Directors shall be liable for any action or determination made by him in good faith.
          12. Intent and Construction. It is the intention of the Company that all options granted under the Plan shall constitute incentive stock options within the meaning of the Code, and the Plan shall be construed and administered in order to effect such intention.